MILLIONAIRE MAGAZINE NAMES GWIN CHAIRMAN WAYNE ALLYN ROOT AS NEW CONTRIBUTING EDITOR AND ANNOUNCES MAJOR PROFILE OF ROOT IN SEPTEMBER ISSUE



Las Vegas, NV- GWIN., Inc., America's only publicly traded sports handicapping & information firm, announced today that GWIN Chairman & CEO Wayne Allyn Root will join Millionaire magazine as Contributing Editor. Millionaire is one of the most exclusive and upscale affluent lifestyle magazines in America-reaching an audience of primarily ultra high-income individuals 30 to 50 years old. Millionaire reaches upscale readers nationwide through multiple distribution channels, including Barnes & Noble, Borders and Ingram. Millionaire caters to affluent lifestyle readers in their quest for the finest the world has to offer. The magazine's web site www.Millionaire.com archives the magazine and serves as the online component of the Millionaire Luxury Network

Root will make his debut as Contributing Editor in the September 2006 issue. To introduce Root to Millionaire's wealthy readers, Root will be profiled in a four page photo feature in the September issue, as well as publish his first column for the magazine. Root will be responsible for penning a column for Millionaire on a regular basis. As Gaming Lifestyle Contributing Editor, Root will capitalize on his wealth of knowledge of gaming, sports gaming, poker and all things Las Vegas-related, with a column titled, "Cool Hand ROOT." Root has been dubbed by the media as "The King of Vegas," and "The Face of Las Vegas Gaming." Root's new book "The King of Vegas' Guide to Gambling" is released on August 3rd. On August 15th, Root will be awarded his own star on the Las Vegas Walk of Stars, honoring his nearly two decades as a television producer, host, celebrity, best-selling author, and high profile Las Vegas CEO. For his column, Root will interview the biggest celebrities of poker and gaming, as well as the high profile CEO moguls of the casino gaming and sports world. The "Cool Hand ROOT" column will also cover the hot trends and topics of the upscale gaming lifestyle.

Millionaire has also asked Root to pen a political column on topics of interest to its ultra wealthy subscribers. Root has a unique background in politics as well. He is the best-selling author of "Millionaire Republican" (Penguin/Tarcher), which will be released in paperback this September 15th in time for the midterm Congressional elections. He has made hundreds of appearances on TV and radio to discuss and debate his political views, and served as guest host for Larry Elder on ABC Radio nationwide. Root calls himself a Libertarian Republican. Root's column will be titled, "Millionaire Finance." Root intends to interview the leading American politicians of both parties on topics such as wealth, taxes, capital gains, inheritance taxes and related issues.

The deal between Root and Millionaire magazine will include promotion of GWIN Inc. and its WinningEDGE TV, media and web properties in the magazine. Millionaire and WinningEDGE will also cross-promote each other's properties on their respective web sites.

GWIN Chairman Root said of the deal, "I am honored to attach my name to a magazine catering to America's wealthiest and most successful super achievers. I am flattered that Millionaire has recognized my name as synonymous with American gaming and high end gaming lifestyle. For my "Cool Hand ROOT" column, I plan on interviewing casino moguls like Steve Wynn, Sheldon Adelson, Gary Loveman, and Terri Lanni. These are the true "Kings of Vegas." For my "Millionaire Finance" column, I plan on interviewing political leaders whose thinking and legislation affects the readers of Millionaire- opinion-makers like Bush Presidential advisor Karl Rove; Republican Presidential candidates John McCain, Mitt Romney, and George Allen; new Treasury Chief Hank Paulson; Democrat Presidential candidates Hillary Clinton, and Mark Warner; and my Columbia University classmates George Stephanopoulos and Illinois Senator Barack Obama."

In conjunction with the appointment of Root as contributing editor, Millionaire Vice President of Marketing Eric J. Miller said, "Bringing Wayne onto the team is an exciting moment for us. His powerhouse stature in both the gaming and financial arenas takes the magazine to a new level. By adding his insights, Millionaire's readers will continue to see the size and scope of the editorial content of the magazine grow to reflect the interest and wants of the modern millionaire."